Exhibit 12.1
Buckeye Partners, L.P.
Computation of Ratio of Earnings to Fixed Charges
Dollars in Thousands

						Nine Months Ended
	Years Ended December 31,					September 30,
	2005	2006	2007	2008	2009	2009	2010

Earnings:
Income from continuing operations	$99,958	$110,240	$155,356	$183,159	$140,982	$63,278	$165,283
Equity income (greater than) less than distributions	(1,539)	596	(135)	(2,875)	(2,871)	(4,750)	2,220
Less: capitalized interest	(2,325)	(1,845)	(1,469)	(2,355)	(3,401)	(2,906)	(1,710)

Total earnings	96,094	108,991	153,752	177,929	134,710	55,622	165,793

Fixed Charges:
Interest and debt expense	43,357	52,113	50,378	74,387	74,851	53,780	64,825
Capitalized interest	2,325	1,845	1,469	2,355	3,401	2,906	1,710
Portion of rentals representing an interest factor	2,913	3,432	3,910	6,723	7,052	5,224	5,388

Total fixed charges	48,595	57,390	55,757	83,465	85,304	61,910	71,923

Earnings available for fixed charges	$144,689	$166,381	$209,509	$261,394	$220,014	$117,532	$237,716

Ratio of earnings to fixed charges	2.98	2.90	3.76	3.13	2.58	1.90	3.31

Computation of Ratio of Earnings to Fixed Charges
on a pro forma basis to give effect to the acquisition
of all of the economic interest in Buckeye GP
Holdings

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2009	2010

Earnings:
Income from continuing operations	$137,365	$161,148
Equity income (greater than) less than distributions	(2,871)	2,220
Less: capitalized interest	(3,401)	(1,710)

Total earnings	131,093	161,658

Fixed Charges:
Interest and debt expense	75,217	65,141
Capitalized interest	3,401	1,710
Portion of rentals representing an interest factor	7,052	5,388

Total fixed charges	85,670	72,239

Earnings available for fixed charges	$216,763	$233,897

Ratio of earnings to fixed charges	2.53	3.24

Computation of Ratio of Earnings to Fixed Charges
on a pro forma basis as adjusted to reflect the
acquisition of an 80% interest in Bahamas Oil
Refining Company International Limited

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2009	2010

Earnings:
Income from continuing operations	$135,276	$179,399
Equity income (greater than) less than distributions	(2,871)	2,220
Less: capitalized interest	(6,202)	(2,588)

Total earnings	126,203	179,031

Fixed Charges:
Interest and debt expense	103,982	87,938
Capitalized interest	6,202	2,588
Portion of rentals representing an interest factor	9,992	7,897

Total fixed charges	120,176	98,423

Earnings available for fixed charges	$246,379	$277,454

Ratio of earnings to fixed charges	2.05	2.82

Computation of Ratio of Earnings to Fixed Charges
on a pro forma basis as adjusted to reflect the
acquisition of a 100% interest in Bahamas Oil
Refining Company International Limited

		Nine Months
	Year Ended	Ended
	December 31,	September 30,
	2009	2010

Earnings:
Income from continuing operations	$133,779	$182,498
Equity income (greater than) less than distributions	(2,871)	2,220
Less: capitalized interest	(6,202)	(2,588)

Total earnings	124,706	182,130

Fixed Charges:
Interest and debt expense	110,833	93,076
Capitalized interest	6,202	2,588
Portion of rentals representing an interest factor	9,992	7,897

Total fixed charges	127,027	103,561

Earnings available for fixed charges	$251,733	$285,691

Ratio of earnings to fixed charges	1.98	2.76